http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces Third Quarter Financial Results

Baltimore, Maryland, November 14, 2007 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended September 30, 2007 was $7.5 million, a 3% increase from the revenue reported for the three months ended September 30, 2006 of $7.3 million.

GSE reported operating income of $504,000 for the third quarter of 2007 as compared to operating income of $686,000 in the third quarter of 2006.  Net income attributed to common shareholders was $303,000 in the third quarter of 2007 or $.02 per share on both a basic and diluted basis versus net income attributed to common shareholders of $337,000 or $0.04 per share on a basic basis and $0.03 per share on a diluted basis for the third quarter of 2006.

GSE’s backlog as of September 30, 2007 was approximately $24.2 million compared to a backlog of $18.5 million at December 31, 2006.  Backlog is defined as the remaining value of signed contracts or authorization to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since September 30, 2007.  The backlog reported above does not include the vast majority of the multimillion dollar contract relating to the Westinghouse Electric Company, LLC (“Westinghouse”) AP1000 full scope nuclear simulator at the Sanmen facility in China. As discussed in the Company’s September 4, 2007 release, while an approximate total contract value for this simulator has been determined and work has commenced, work is being authorized and contracted for in phases making the inclusion of the total dollar amount into backlog at this time technically inappropriate under GSE’s definition of backlog. As additional phases of work are officially contracted, the next of which will likely occur in early 2008, the appropriate amounts will be added to backlog in subsequent quarters.   All contracts are subject to possible delays, cancellations, or scope changes which could increase or decrease the contract value.

John V. Moran, GSE’s Chief Executive Officer commented, “I am once again pleased to report another solid quarter of financial performance and one in which we continued to make significant progress in all of our targeted industry sectors. I am particularly pleased to report our second consecutive quarter of modest backlog growth, a trend that is likely to continue as we progress through 2008. As backlog grows and we commence activity on an increasing number of large multiyear contracts, the quarter to quarter near term volatility in our financial metrics will likely diminish. To this point, we have been requested by the Emirates Simulation Academy customer to slow down our delivery schedule by about one quarter to accommodate final construction of the facility that will house the simulators.  This had a negative impact on revenues for the third quarter of about $1 million which the Company expects to recognize in the fourth quarter. ”

“Our bookings for the year in the fossil fueled power generation sector continue to build based upon the need for additional electric capacity, the transition from old analog control rooms to modern digital controls and the new emphasis on the addition of large and complex emission control systems. Our bookings for the first three quarters of the year have exceeded $10.0 million in this area which represents a near doubling of our fossil related bookings in all of 2006. We are executing our first major multi-million dollar contract at Sinopec’s Fujian refinery in China, and are negotiating a number of additional contracts under the terms of the Strategic Partnership Agreement with Sinopec Ningbo Engineering Company announced in the Company’s July 30, 2007 press release. Over time, this new relationship has the potential to mature into one of our most productive, and is representative of the enormous opportunity that is before us in the petroleum complex and petro-chemical space.”

“Our activity in the nuclear simulation segment continued at a steady pace with respect to our installed base follow-on services and upgrades.  More importantly, in the third quarter the Company recognized its first revenue from a “third generation” nuclear plant being constructed in China when it announced the initiation of work on the Sanmen full scope nuclear simulator that is utilizing Westinghouse’s AP1000 design. This award officially marks the beginning of GSE’s participation in the global resurgence of nuclear power. Looking forward, we anticipate announcing the award and commencement of the initial phases of work for the second full scope AP1000 simulator in China during the first half of 2008 and are in advanced discussions with other customers, both here in the U.S. and abroad, that are advancing new reactor projects.”

“We continue to fulfill our obligations under our $15.1 million contract with the Emirates Simulation Academy, although as mentioned previously, the project schedule has been extended about one quarter as they finalize construction of the facility that will house the simulators in Abu Dhabi.  At the University of Strathclyde in Glasgow, Scotland and at the Georgia Institute of Technology in Georgia, GSE has provided a state of the art gas turbine combined cycle simulator that to date have been used primarily for demonstration and business development purposes. The Company is currently in advanced discussion with both organizations and expects to finalize business models that will bring expanded versions of both training centers into operation in 2008.  In October 2007, GSE did recognize minimal revenue at the Simulation Training Center at the University of Strathclyde when a number of classes were conducted for Scottish Power Company engineers.  Training opportunities exist there with Scottish Power, British Energy, Rolls Royce and Eon among many others.  GSE continues to advance a number of other education and training center opportunities, and we remain optimistic that at least one will progress from our pipeline into production by year-end, or early in 2008, depending on how materially the holiday season impacts current negotiations.”

“Based upon these and other key developments, the Company is executing according to plan and anticipates continued growth in each of its major areas of endeavor.”

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GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 321 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia; Sweden; and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

AT THE COMPANY John V. Moran Chief Executive Officer Phone: 410-277-3741	INVESTOR RELATIONS CONTACT Feagans Consulting Inc. Neal Feagans Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Contract revenue	$ 7,526	$ 7,292	$ 23,769	$ 19,432
Cost of revenue	5,150	5,111	16,345	13,944

Gross profit	2,376	2,181	7,424	5,488

Operating expenses	1,872	1,495	5,735	4,151

Operating income	504	686	1,689	1,337

Loss on extinguishment of debt	-	-	-	(1,428)
Other income (expense), net	(150)	(264)	(778)	(657)

Income (loss) before income taxes	354	422	911	(748)

Provision for income taxes	51	-	229	28

Net income (loss)	303	422	682	(776)

Preferred stock dividends	-	(85)	(49)	(200)

Net income (loss) attributed to common shareholders	$ 303	$ 337	$ 633	$ (976)

Basic income (loss) per common share	$ 0.02	$ 0.04	$ 0.05	$ (0.11)
Diluted income (loss) per common share	$ 0.02	$ 0.03	$ 0.04	$ (0.11)

Weighted average shares outstanding - Basic	14,943,189	9,383,401	12,568,108	9,227,774
Weighted average shares outstanding - Diluted	16,394,732	13,566,580	14,503,500	9,227,774

Selected balance sheet data
(unaudited)
	September 30, 2007	December 31, 2006

Cash and cash equivalents	$ 6,751	$ 1,073
Current assets	21,388	12,299
Total assets	28,822	18,448

Current liabilities	$ 9,152	$ 10,836
Long-term liabilities	622	251
Stockholders' equity	19,048	7,361